Exhibit 99.1

CONTACT: Gar Jackson Director Investor Relations (714) 414-4049
GEORGE MRKONIC APPOINTED TO PACIFIC SUNWEAR BOARD OF DIRECTORS
ANAHEIM, CA November 28, 2007 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”) today announced the appointment of George R. Mrkonic to the Company’s Board of Directors.
Mr. Mrkonic is the Retired President and Vice Chairman of Borders Group, Inc., having previously served as a Director from 1994 to 2004, Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997. He also serves as a Director for AutoZone, Inc., Brinker International, Inc., and Nashua Corporation.
Sally Frame Kasaks, Chief Executive Officer of the Company, stated “I am very pleased to have George Mrkonic join our Board of Directors. We believe he will be a great asset to our Board and to our business.”
Mr. Mrkonic’s appointment takes the size of the Company’s Board of Directors to eight members. He will serve as a Class I Director for a term of office expiring at the Company’s annual meeting of shareholders in 2009.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of November 3, 2007, the Company operated 838 PacSun stores, 119 PacSun Outlet stores, 154 demo stores and 9 One Thousand Steps stores for a total of 1,120 stores in 50 states and Puerto Rico. PacSun’s website address is http://www.pacsun.com, merchandise carried at demo stores can be found at http://www.demostores.com and information about One Thousand Steps can be found at http://www.onethousandsteps.com.